Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 9, 2009, relating to the consolidated financial statements of Aegean Marine Petroleum Network Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 20-F of Aegean Marine Petroleum Network Inc. and subsidiaries for the year ended December 31, 2008, and incorporated by reference in the Prospectus included in Registration Statement No. 333-162935.

/s/ Deloitte. Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece
January 21, 2010